SALVAGE AGREEMENT

THIS AGREEMENT is made and entered into as of the 21 day of November, 2017, by and between Solar Resources Inc (SEA)., (hereinafter referred to as "Party B"), a corporation organized under the laws of the Marshall Islands, located at 6 Gaylang East Avenue 2, Simsville, Block 6 #10-07, Singapore 389756 and Innocap, Inc (INNO) ., referred to as "Party A", a corporation organized under the laws in the State of Nevada, United States.

**Recital**

WHEREAS, Party A is represented by Paul Tidwell and who hereby is confirmed as having authority to sign for and on behalf of Party A.
Party A shall provide funding for the recovery up to the amount of Two-hundred thousand ($200,000) USD.
Party B is represented by Captain Michael Hatcher who hereby has confirmed as having the authority to sign for and on behalf of Party B.
Party B has located containers on the seabed containing some 300-340 tons of TIN INGOTS within Coastal Waters between Indonesia and Malaysia, (hereafter referred to as TIN),
Party B will recover the TIN using best practice and professional Salvage Technologies.
Party B will mobilize to commence operations to recover the Tin.
Party B will provide all professional Equipment and Recovery Personnel as required.

Whereas, upon the recovery of the Tin, Party B shall transport the Tin to either:

(i).Outside Singapore Port Limits then trans-shipped to another vessel as arranged by Party B then shipped into Singapore and all TIN to be sold on an immediate basis, as arranged and supervised Party A and Part B.
(ii). Shipped directly into Singapore or other port as mutually agreed between Part A and Party B, and all sold on an immediate basis, as arranged by Party A and Party B. Such final transport decision as to either 8(i) or 8(ii) to be agreed to by both Parties.

Party B shall provide Party A with all accounting and banking information relating to the collection and distribution of the net profits.

Proceeds from the sale of the tin shall be as follows.

(i) First deductible US$300,000 to repay Party A's investment.
(ii) Next deductible US$500,000 plus various expenses to Party B.
(iii) Remaining amount of net profits to be divided between Part A at forty percent and Party B at sixty percent (60%).
(iv) Party A and Party B will contribute financing for the next planned salvage project based in the Philippines. Total amount of financing of $600,000 will be withheld from salvage proceeds covered by this Agreement, to be allocated to the

recovery of Tin Ingots from an abandoned sunken cargo ship code named "Lima" believed to be located off the coast of the Republic of the Philippines.

DIVISION: Division of remaining (Net) proceeds after each sale shall be paid immediately but not more than 30 days following the collection of cash from the sale of the recovered materials, unless the Parties mutually agree to a different date.
Party A Shall receive Forty percent (40%) of the net proceeds and
Part B shall receive Sixty percent (60%) of the net proceeds as indicated above.

All Tin Ingots recovered from "Lima" will be sold in Hong Kong during the recovery operation. Party B will receive an additional twenty-five percent (25%) for compensation for previous research and cost, the remaining proceeds will be as outlined in DIVISION SECTION.
Party A and Party B will enter into a separate agreement for other projects after completion of the project covered by this Agreement.

Paul R. Tidwell
Innocap, Inc
President
Address: 112 N. Walnut Street
Jefferson, Texas 75657
Email: Boat52@aol.com – PaulTid@gmail.com
Mobile Phone: 903 926 1287

Captain Michael Hatcher
British Passport GBR 517942837 born 14 February 1940
Address: 6 Gaylang East Avenue 2, Simsville, Block 6, #10-07,
Singapore 389756.
Email: Captain.Hatcher@gmail.com
World Range Mobile Phones: +62 811 9409 444 and +65 9866 3955